Exhibit 99.1

CONTURA ENERGY, INC.

MANAGEMENT INCENTIVE PLAN

Article 1
Purpose

Contura Energy, Inc., a Delaware corporation (the “Company”), hereby establishes the Contura Energy, Inc. Management Incentive Plan (the “Plan”), effective as of July 26, 2016 (the “Effective Date”). The purpose of the Plan is to advance the interests of the Company and its stockholders by providing a means by which the Company and its Affiliates and Subsidiaries can attract, retain and motivate selected directors, officers, other employees and consultants and provide such personnel with an opportunity to participate in the increased value of the Company which their effort, initiative and skill have helped produce.

Article 2
Definitions

“Affiliate” means, with respect to any person or entity, any other person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such person or entity through the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of the voting securities, by contract or otherwise.

“Award” means any grant of an Option, Restricted Share, Restricted Stock Unit, Other Share-Based Award or Other Cash-Based Award under the Plan.

“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not (as determined by the Committee), be required to be executed or acknowledged by a Participant as a condition precedent to receiving an Award or the benefits under an Award.

“Beneficial owner” or “beneficially own” has the meaning given to such term in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Cause” means, unless otherwise provided in any applicable Award Agreement, with respect to the termination of a Participant who is an Employee, the following: (a) in cases in which there is an employment agreement (the “Employment Agreement”) or an individual severance (Change in Control or otherwise) agreement in effect between the Company or any Subsidiary thereof and the Participant at the time of the grant of the Award, “cause” as defined under and during the term of the applicable severance agreement and, if there is no such agreement, the applicable employment agreement, and (b) in all other cases, termination of the Participant due to: (i) the Participant’s intentional breach (including breaches due to inaction) of one or more of a Participant’s material duties or intentional failure to follow reasonable directions of the Participant’s supervisor, the Chief Executive Officer of the Company, or the Board, provided the Participant has not reasonably corrected such breach or failure within 30 days after receipt of written notice (including by email) from the Company, the Participant’s supervisor, the Chief Executive Officer of the Company or the Board specifying such breach or failure; provided that neither an act nor a failure to act on the part of the Participant shall be considered “intentional” if the Participant has acted or failed to act with a reasonable and good faith belief that the Participant’s action or failure to act was in the best interest of the Company; (ii) conviction of, or entering of a plea of guilty or nolo contendere to, a felony charge or a crime involving moral turpitude; (iii) engaging in a fraudulent activity with respect to the Company (whether or not prosecuted), (iv) misconduct by the Participant that has caused a material loss to the Company or any Subsidiary thereof, (v) receipt of any kickback, side payment, or rebate of any fee or expense paid by the Company or from any customer, vendor, or supplier of the Company, (vi) any act of gross negligence or any dishonesty (including misreporting of financial information) to the Company or any Subsidiary thereof; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. With respect to a termination of a Participant who is a non-employee director of the Board, “cause” means an act or failure to act that constitutes cause for removal of a non-employee director of the Board under applicable law.

“Change in Control” means (a) any merger, consolidation or business combination in which the stockholders of the Company immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity; (b) the sale of all or substantially all of the Company’s assets in a single transaction or a series of related transactions; (c) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding common stock of the Company by any person or entity (including a "group" as defined by or under Section 13(d)(3) of the Exchange Act); (d) the stockholders of the Company approve any plan for the dissolution or liquidation of the Company; or (e) a contested election of directors, as a result of which or in connection with which the persons who were directors of the Company before such election or their nominees cease to constitute a majority of the Company’s Board.

“Change in Control Grant” has the meaning set forth in Section 7.02.

“Code” means the Internal Revenue Code of 1986, as amended, and applicable rules and regulations thereunder.

“Committee” means the Compensation Committee of the Board, or if no such committee has been designated, the Board.

“Company” has the meaning set forth in Article 1.

“Disability” means the Participant's physical or mental incapacity to perform his or her usual duties with such condition likely to remain continuously and permanently as determined by the Company.

“Effective Date” has the meaning set forth in Article 1.

“Eligible Individual” means any officer, employee, director, independent contractor or consultant to, the Company or a Subsidiary and includes any holders of Substitute Awards (whether or not employed by the Company or a Subsidiary).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder.

“Encumbrance” means any lien, security interest, pledge, claim, option, right of first refusal, marital right or other encumbrance with respect to any Share issued in respect of any Award.

“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option as set forth in the relevant Award Agreement.

“Fair Market Value” means (a) if the Shares are not listed or traded on the New York Stock Exchange, the NYSE MKT LLC or the Nasdaq Stock Market, or reported by OTC Markets Group, or any similar successor organization, the fair market value as determined by the Committee in good faith, and (b) otherwise, the average of the closing prices of all Shares (at the end of the regular session, as reported on the Consolidated Tape) on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market, as applicable, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such applicable exchanges (at the end of the regular session, as reported on the Consolidated Tape) on such day, as the Committee may determine, or the volume weighted average price in the domestic over-the-counter market as reported by OTC Markets Group, or any similar successor organization, over a 30-day period ending on of the day as of which such Fair Market Value is being determined.

“Incentive Stock Option” means an Option granted pursuant to Section 6.01 that is intended to meet the requirements of Section 422 of the Code.

“Involuntary Transfer” means a transfer of a Participant’s Award or any Share issued in respect of any Award by operation of law including, without limitation, as a result of (a) a sale or other disposition by a trustee or debtor in possession appointed or retained in a bankruptcy case, (b) a sale at any creditors’ or judicial sale or (c) a transfer arising out of a divorce or separation proceeding.

“Option” means an option to purchase Shares granted to an Eligible Individual under the Plan.

“Other Cash-Based Award” means any award denominated or paid in cash, pursuant to Section 6.05.

“Other Share-Based Award” means any award denominated in or based on Shares granted to a Participant, pursuant to Section 6.04.

“Participant” means an Eligible Individual who receives an Award under the Plan.

“Permitted Transferee” (a) with respect to any Shares issued in respect of an Award held by a Participant, shall have the meaning designated in the Stockholders Agreement and (b) with respect to any Awards held by a Participant, means any person to whom such Awards are transferred by will or the laws of descent or distribution.

“Person” means an partnership, joint venture, limited partnership, limited liability partnership, limited liability limited partnership, corporation, limited liability company, professional corporation, professional association, trust, estate, custodian, trustee, executor, administrator, nominee, representative, unincorporated organization, sole proprietorship, employee benefit plan, tribunal, governmental entity, department, agency, quasi-governmental entity, any other business, entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof, or any natural person (regardless of citizenship or residency).

“Plan” has the meaning set forth in Article 1.

“Restricted Share” means a Share that is subject to service, performance or other conditions, granted to a Participant pursuant to Section 6.02.

“Restricted Stock Unit” means a contractual right to receive a designated number of Shares or the Fair Market Value thereof, granted to a Participant pursuant to Section 6.03.

“Section 409A” has the meaning assigned to it in Article 16.

“Section 457A” has the meaning assigned to it in Article 16.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder.

“Share” means a share of common stock, par value $0.01, of the Company.

“Stockholder” shall have the meaning designated in the Stockholders Agreement.

“Stockholders Agreement” means any Stockholders Agreement that may be entered into at any time by and among the Company and certain other Persons listed on the signature page of the Stockholders Agreement, as the same may be amended from time to time.

“Subsidiary” means (a) any company during any period in which it is a “subsidiary corporation” as that term is defined in Section 424(f) of the Code with respect to the Company, or (b) any other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company.

“Substitute Award” means an Award granted pursuant to Article 5 in assumption of, or as an alternative to or replacement of, an outstanding award previously granted by a business or entity all or a portion of which is acquired by the Company or any of its Affiliates or Subsidiaries, or with which the Company or any of its Affiliates or Subsidiaries combines.

“Unvested Award” means, as of any date, any Award (or any portion thereof) which by its terms has not yet vested and become exercisable as of such date.

“Vested Award” means, as of any date, any Award (or any portion thereof) which by its terms has vested and become exercisable as of such date.

“Warrants” means the Company’s Series A Warrants to acquire shares of common stock of the Company, evidenced by the Global Warrant with CUSIP no. 21241B 118.

Article 3
Administration

Section 3.01. Committee. The Plan shall be administered by the Committee.

Section 3.02. Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority, in its discretion and on behalf of the Company:

(a)            to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of Shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions and other aspects of the Awards and the provisions of the applicable Award Agreement and to modify, amend, cancel or suspend Awards;

(b)            to interpret the Plan;

(c)            to prescribe, amend and rescind any rules and regulations relating to the Plan;

(d)            to determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares, other Awards or other property, including without limitation the authority to settle Awards in cash or property upon a Change in Control or other similar corporate transaction;

(e)            to determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and any other amounts payable with respect to an Award shall or may be deferred either automatically or at the election of the Participant or of the Committee;

(f)            to cancel and regrant, accelerate vesting or otherwise adjust the Exercise Price of an Award previously granted under the Plan; and

(g)            to make all other determinations and findings, including factual findings, deemed necessary or advisable for the administration of the Plan.

Section 3.03. Committee Discretion. In exercising its authority, the Committee shall have the broadest possible discretion. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions made in good faith by the Committee under or with respect to the Plan, any Award or Award Agreement shall be final, binding and conclusive on all persons.

Section 3.04. Committee Delegation. To the extent permitted by applicable law, the Committee may delegate its authority, or specified items thereof, to one or more designated individuals or other committees of the Board.

Article 4
Shares Subject To The Plan

Section 4.01. General Limitation.

(a)            Subject to Section 4.02 below, the maximum number of Shares that may be issued under the Plan is 1,201,202 Shares provided, however, that no more than 1,111,112 Shares may be made subject to Awards hereunder unless and until the per share “Fair Market Value” of a “Series A Warrant” has, on five consecutive “Trading Days”, exceeded the “Exercise Price” (each, as defined in the Warrant) of the Warrant.

(b)            To the extent any Shares covered by an Award, other than a Substitute Award, are not issued because the Award is forfeited, canceled, expires without being exercised, or the Shares are not delivered because the Award is settled in cash or used to satisfy applicable minimum tax withholding obligations or otherwise, such Shares shall not be deemed to have been issued for purposes of determining the maximum number of Shares available for issuance under the Plan.

(c)            If the Exercise Price of any Option or the Exercise Price of any Other Share-Based Award granted under the Plan, other than a Substitute Award, is satisfied by tendering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares tendered shall be deemed issued for purposes of determining the maximum number of Shares remaining available for issuance under the Plan.

(d)            Any Shares underlying a Substitute Award shall not be deemed to have been issued for purposes of determining the maximum number of Shares remaining available for issuance under the Plan.

Section 4.02. Adjustments. In the event that any corporate transaction or distribution (including, without limitation, any stock split, stock dividend, extraordinary cash dividend, issuance of Shares upon exercise of the Warrants, recapitalization, reorganization, merger, consolidation, split up, spin off, repurchase, combination or exchange of Shares or other securities of the Company, but not including ordinary dividends) affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (a) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under Section 4.01; (b) the number of Shares or other securities of the Company (or number and kind of other securities and property) subject to outstanding Awards; and (c) the Exercise Price or other terms and conditions of any Award or, if deemed appropriate, the Committee may make provision for a cash payment to the holder of an outstanding Award in full satisfaction of such Award as set forth in Section 4.03, provided that in respect of an adjustment pursuant to this Section 4.02 as a result of an issuance of Shares upon exercise of the Warrants, the Committee shall only adjust the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under Section 4.01.

Section 4.03. Cancellation of Awards. For the avoidance of doubt, if an adjustment is appropriate under Section 4.02, the Committee may, if deemed equitable by the Committee in light of the applicable circumstances, cause any Award granted hereunder to be canceled in consideration of a cash payment to the holder of such Award equal in value to the product of (a) the number of Shares subject to such Award, multiplied by (b) the Fair Market Value of a Share as of the date of such cancellation (less any Exercise Price or other applicable exercise, hurdle or similar price) with respect to such canceled Award, provided, for the avoidance of doubt, if the Award has an Exercise Price that exceeds the Fair Market Value of the Shares underlying the Award, the Award may be cancelled for no consideration.

Section 4.04. Other Provisions. The grant of any Award may also be subject to such other provisions as the Committee deems appropriate (whether or not applicable to any Award granted to any other Participant).

Article 5
Eligibility And Participation

Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals those persons who will be granted one or more Awards under the Plan and thereby become Participants in the Plan. Awards may be granted on conditions specified by the Committee. Awards may be granted as alternatives to or in replacement of Awards outstanding under the Plan or any other plan or arrangement of the Company or any of its Affiliates or Subsidiaries (including a plan or arrangement of a business or entity, all or a portion of which is acquired by or combines with the Company or any of its Affiliates or Subsidiaries).

Article 6
Awards

Section 6.01. Options.

(a)            General. The Committee is authorized to grant Options under the Plan, which shall be evidenced by an Award Agreement and shall contain terms and conditions not inconsistent with the following limitations and conditions.

(b)            Exercise Price. The Exercise Price of each Option shall be established by the Committee at the time the Option is granted. Unless otherwise determined by the Committee and specified in the Award Agreement, the Exercise Price shall be the Fair Market Value of a Share on the date of grant of the Option (which shall not be less than the “fair market value” of a Share within the meaning of Section 409A).

(c)            Vesting. The vesting schedule, if any, for each grant of Options shall be set forth in the applicable Award Agreement, including the treatment of outstanding Options upon a Participant’s termination of employment or service. An Option shall be exercisable only in accordance with the terms and conditions and during such periods as may be established by the Committee in the Award Agreement or otherwise in accordance with the Plan and the Award Agreement. The Committee may, in its discretion, provide that such an Option may be exercised in whole or in part, in installments, cumulative or otherwise, for any period of time specified by the Committee or based on performance or other criteria established by the Committee.

(d)            Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price, or adequate provision therefor (in the discretion of the Committee), is received by the Company. Such payment may be made, (i) in cash; (ii) in Shares owned by the Participant or in Shares which may be received by the Participant upon exercise of the Option (in each case, the value of such Shares shall be their Fair Market Value on the date of exercise); (iii) in other property acceptable to the Committee; (iv) by any combination thereof or (v) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan..

(e)            Term of Options. An Option and all rights and obligations thereunder shall expire on the date to be determined by the Committee and set forth in the applicable Award Agreement, which shall be not later than ten years from the date of grant of such Option.

(f)            Incentive Stock Options. The terms of any Incentive Stock Option granted under this Plan shall comply in all respects with the provisions of Section 422 of the Code. Subject to adjustment under Section 4.02, the maximum number of Common Shares that may be issued under Incentive Stock Options under the Plan is 1,000,000.

Section 6.02. Restricted Shares.

(a)            General. The Committee is authorized to grant Restricted Shares to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee will determine:

(b)            Purchase Price. The issuance of Restricted Shares may be conditioned upon the Participant’s payment of a purchase price with respect to such Restricted Shares, as determined by the Committee.

(c)            Terms of Grant. Restricted Shares granted pursuant to the Plan will be subject to such restrictions as the Committee may impose, including service, performance or other criteria, which restrictions may lapse in each case on a specified date or dates, over any period or periods or on the occurrence of one or more events, as determined by the Committee. The Committee will set forth the treatment of Restricted Shares, as applicable, upon a Participant’s termination of employment or service with the Company and any of its Affiliates and Subsidiaries in the applicable Award Agreement.

(d)            Vesting. The vesting schedule for each grant of Restricted Shares shall be set forth in the applicable Award Agreement, including the treatment of outstanding Restricted Shares upon a Participant’s termination of employment or service.

(e)            Rights. Subject to the Stockholders Agreement, if any, a Participant will have all rights of a holder of Shares as to any Restricted Shares, including the right to vote and the right to receive dividends (subject to such restrictions, including forfeiture provisions, as may be imposed by the Committee in its sole discretion), subject to the restrictions set forth in the Plan and the applicable Award Agreement.

(f)            Restricted Share Certificates. Restricted Shares will be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more share certificates. Any certificate issued in respect of Restricted Shares will be registered in the name of the applicable Participant and will bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. The Committee may require that the certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Shares, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award.

(g)            Section 83(b) Election. An Award of Restricted Shares may be conditioned upon a Participant’s making an election with respect to the Award under Section 83(b) of the Code, in which case the Participant will be required to file promptly a copy of such election with the Company or otherwise forfeit such Award.

Section 6.03. Restricted Stock Units.

(a)            General. The Committee is authorized to grant Restricted Stock Units to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee will determine:

(b)            Terms of Grant. Restricted Stock Units granted pursuant to the Plan will be subject to such restrictions as the Committee may impose, including service, performance or other criteria, which restrictions may lapse in each case on a specified date or dates, over any period or periods or on the occurrence of one or more events, as determined by the Committee. The Committee will set forth the treatment of Restricted Stock Units, as applicable, upon a Participant’s termination of employment or service with the Company and any of its Affiliates and Subsidiaries in the applicable Award Agreement.

(c)            Vesting. The vesting schedule, if any, for each grant of Restricted Stock Units shall be set forth in the applicable Award Agreement, including the treatment of outstanding Restricted Stock Units upon a Participant’s termination of employment or service.

(d)            Settlement. Restricted Stock Units may be settled in Shares, in cash, or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement. The Award Agreement shall also specify the settlement date of any such Award.

(e)            Rights. Restricted Stock Units shall have no voting rights, and shall not receive dividends, but the applicable Award Agreement shall specify the effect, if any, of dividends paid on Shares during the period such Award is outstanding.

Section 6.04. Other Share-Based Awards. The Committee is authorized to grant unrestricted Shares or Other Share-Based Awards under the Plan to Participants, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions, including vesting schedules or other criteria, including performance criteria, as the Committee will from time to time in its sole discretion determine.

Section 6.05. Other Cash-Based Awards. The Committee is authorized to grant Awards denominated or payable in cash under the Plan to Participants, alone or in tandem with other Awards (other than Options), in such amounts and subject to such terms and conditions, including vesting schedules or other criteria, including performance criteria, as the Committee will from time to time in its sole discretion determine.

Section 6.06. Settlement of Award. Shares delivered pursuant to the exercise of an Option or the exercise or vesting and settlement of Restricted Shares, Restricted Stock Units, Other Share-Based Awards and Other Cash-Based Awards shall be subject to such conditions (other than vesting conditions), restrictions and contingencies as the Committee may establish pursuant to the Plan and Award Agreement, in addition to the conditions set forth herein.

Section 6.07. Amendment to Awards. The Committee may waive any conditions or rights under any Award theretofore granted, prospectively or retroactively.

Section 6.08. Other Provisions. The grant of any Award may also be subject to such other provisions as the Committee deems appropriate (whether or not applicable to any Award granted to any other Participant), including the treatment of Awards and Shares upon the occurrence of any corporate transaction or distribution involving the Company, including any merger, reorganization, recapitalization or other similar corporate event.

Article 7
Change in Control

Section 7.01. Committee Actions on a Change in Control. In the event of a Change in Control, the Committee will have full discretion, subject to any applicable regulatory approvals, to take whatever actions that it deems necessary or appropriate with respect to outstanding Awards, including: (a) to provide for full or partial accelerated vesting of any Award or portion thereof, either immediately prior to such Change in Control or on such terms and conditions following the Change in Control as the Committee may determine in its sole discretion; (b) to provide for the assumption of an Award (or portions thereof) or the issuance of Substitute Awards with similar awards of the surviving or acquiring company (subject to Section 409A, where applicable); (c) to provide for the cash-out and cancellation of any Award (or portion thereof) immediately prior to such Change in Control, which cash-out may (subject to Section 409A, where applicable) be subject to any escrow, earn-out or other contingent or deferred payment arrangement that is contemplated by such Change in Control, provided, for the avoidance of doubt, if the Award has an Exercise Price that exceeds the Fair Market Value of the

Shares underlying the Award, the Award may be cancelled for no consideration; or (d) to take any other actions as the Committee deems necessary or advisable in connection with such Change in Control. The Committee may, in connection with a Change of Control, take different actions with respect to different Participants under the Plan, different Awards under the Plan and different portions of Awards granted under the Plan.

Section 7.02. Change in Control Grants. Immediately prior to a Change in Control, the number of Shares authorized to be granted pursuant to Section 4.01(a) of this Plan, but which have not yet been granted or have been granted and subsequently become available for grant pursuant to Section 4.01(b) of this Plan (the “CIC Pool”), shall be allocated to Participants as described in this Section 7.02 (“Change in Control Grants”). The Change in Control Grants shall be allocated (i) only to Participants who remain employed by the Company on the date such Change in Control Grants are made and (ii) in an amount for each Participant determined by multiplying the CIC Pool by a fraction, the numerator of which is the number of Shares subject to Awards previously granted to such Participant under the Plan and the denominator of which is the applicable number of Shares set forth in Section 4.01(a). Change in Control Grants will be granted on a fully vested basis immediately prior to a Change in Control in the form of cash, Shares or Restricted Stock Units or a combination thereof, as determined by the Committee in its sole discretion.

Article 8
Tax Withholding

Section 8.01. Tax Withholding. All distributions under the Plan are subject to minimum tax withholding obligations, and the Committee may condition the delivery of Shares or other benefits upon satisfaction of all applicable withholding requirements. The Committee, in its sole discretion and subject to such requirements as it may prescribe, may permit such withholding obligations to be satisfied through any combination of the following: (a) cash payment by the Participant; (b) payroll withholding of the Participant’s salary, wages or other compensation; (c) surrender of Shares which the Participant already owns (either by actual surrender or attestation); or (d) surrender of Shares or other benefits to which the Participant is otherwise entitled (e.g., upon exercise of an Option) under the terms of the Plan.

Section 8.02. Shares Not Publicly Traded. Notwithstanding anything to the contrary in Section 8.01, in the event the Shares are not listed for trading on an established national securities exchange on the date an Award is required to be settled, then the Company shall, at the request of the Employee, deduct or withhold Shares having a Fair Market Value equal to the amount required to be withheld to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Employee’s FICA and SDI obligations) to the maximum extent permitted by the accounting rules applicable to the Company as then in effect without increasing the amount of compensation expense or other adverse accounting treatment, and with respect to which the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to such Award.

Article 9
Transferability

Section 9.01. Transferability of Awards. Except as otherwise expressly provided in an Award Agreement or Section 9.04, no Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution. An Option (or Other Share-Based Award subject to exercise) may be exercised during the lifetime of the Participant only by him or her or by his or her legal representative.

Section 9.02. Transferability of Shares. Except as otherwise expressly provided in an Award Agreement or the Stockholders Agreement, if any, Shares issued in respect of an Award may not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law.

Section 9.03 Transferability of Restricted Shares. Except as otherwise expressly provided in an Award Agreement or the Stockholders Agreement, if any, Restricted Shares or other Shares issued in connection with any Award may not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law.

Section 9.04 Permitted Transfers. Notwithstanding the foregoing, a Participant may transfer an Award or any Shares issued with respect to an Award to a Permitted Transferee with the prior written consent of the Committee; provided that (a) the Permitted Transferee agrees to be bound by the terms of the Plan and the applicable Award Agreement and (b) the provisions of the Plan and the Award Agreement with respect to any Award or Shares so transferred will continue to apply as though the Award or Shares were still held by the applicable Participant.

Article 10
Limitation On Implied Rights

Section 10.01. Property Rights. Neither a Participant nor any other Person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any of its Affiliates or Subsidiaries whatsoever including without limitation, any specific funds, assets or other property which the Company or any of its Affiliates or Subsidiaries, in its or their sole discretion, may set aside in anticipation of a liability under the Plan. Subject to the terms of the Plan, a Participant shall have only a contractual right to the Shares or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any of its Affiliates or Subsidiaries, and nothing contained in the Plan shall constitute a representation or guarantee that the assets of the Company or any of its Affiliate or Subsidiaries shall be sufficient to pay any benefits to any Person.

Section 10.02. Employment Rights. Nothing in this Plan nor in any Award Agreement shall confer upon any Participant any promise or commitment by the Company or its Affiliates or Subsidiaries regarding employment, employment positions, work assignments, compensation or any other term or condition of employment or affiliation.

Section 10.03. No Implied Rights or Obligations. The Company, in establishing and maintaining this Plan as a voluntary and unilateral undertaking, expressly disavows the creation of any rights in Participants or others claiming entitlement under the Plan or any obligations on the part of the Company, any of its Affiliates or Subsidiaries or the Committee, except as expressly provided herein. No Award shall be deemed to be salary or compensation for the purposes of computing benefits under any employee benefit, severance, pension or retirement plan of the Company or any of its Affiliates or Subsidiaries, unless the Committee shall determine otherwise, applicable local law provides otherwise or the terms of such plan specifically include such compensation.

Section 10.04. No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any of its Affiliates or Subsidiaries and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any of its Affiliates or Subsidiaries pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

Section 10.05. Rights as a Stockholder. Subject to Section 6.02(e), no Participant or holder of any Award shall have any rights as a Stockholder with respect to any Shares underlying such Award until the Award has been exercised or settled, and the Participant or holder has been issued Shares in accordance with the terms of the Plan.

Section 10.06. Additional Conditions of Awards. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include a termination of the Participant’s employment or service with the Company and any of its Affiliates and Subsidiaries, a violation of material policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates and/or Subsidiaries.

Section 10.07. No Fractional Shares. No fractional Shares will be issued or delivered pursuant to the Plan or any Award, and the Committee will determine whether cash or other securities will be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto will be canceled, terminated or otherwise eliminated.

Section 10.08. Variations by Jurisdiction. Awards may be granted to Participants in different legal jurisdictions on such terms and conditions as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

Section 10.09. Data Protection. By participating in the Plan, the Participant consents to the holding and processing of personal information provided by the Participant to the Company or its Affiliates or Subsidiaries, trustee or third-party service provider, for all purposes relating to the operation of the Plan. These include:

(a)               administering and maintaining Participant records;

(b)               providing information to the Company or its Affiliates or Subsidiaries, trustees of any employee benefit trust, registrars, brokers or third-party administrators of the Plan;

(c)               providing information to future purchasers or other transaction counterparties of the Company or its Affiliates or Subsidiaries, or the business in which the Participant works; and

(d)               transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

Article 11
Government And Stock Exchange Regulations

The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal and state securities laws and any other laws to which such offer, if made, would be subject.

Upon the issuance of Shares in connection with the settlement award, vesting, exercise or settlement of an Award at a time when there is not in effect a registration statement under the Securities Act relating to such Shares and available for delivery a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act, or if the rules or interpretations of the Securities and Exchange Commission so require, such Shares may be issued only if the Company and the holder of such Shares are in material compliance with all securities law requirements for an exemption from registration and the holder represents and warrants in writing to the Company that the Shares purchased are being acquired for investment and not with a view to distribution thereof. Shares issued hereunder may, as the Committee may determine, bear an appropriate legend referring to any restriction applicable to such shares.

The Company is under no duty to ensure that Shares may legally be delivered under the Plan, and shall have no liability to Award recipients in the event such delivery of Shares may not be made.

Article 12
Amendments, Suspensions Or Termination Of Plan

Section 12.01. Amendment and Termination of the Plan. The Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable in order that Awards granted thereunder shall conform to any change in the law, or in any other respect which the Board may deem to be in the best interests of the Company; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without approval by the stockholders of the Company if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply. Notwithstanding the foregoing, Section 7.02 and the other provisions of the Plan relevant for determining the number of Shares that will be eligible to be granted pursuant to Section 7.02 may not be amended to reduce the benefits provided thereby and will not be adversely affected by a termination of the Plan before its original expiration date specified in Article 13.

Section 12.02. Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely impair the rights of any Participant or any holder of any Award theretofore granted will not to that extent be effective without the consent of the affected Participant or holder.

Section 12.03. Corrections. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that it shall deem desirable to carry the Plan into effect.

Article 13
Termination

The Plan shall continue in effect until the tenth anniversary of the Effective Date, unless earlier terminated by the Board pursuant to Article 12.

Article 14
Governing Law; Waiver of Jury Trial

The validity, construction and effect of the Plan, the Award Agreements and any rules, regulations or procedures relating thereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws rules of such state. Participants acknowledge and agree that any controversy which may arise under or relate to the Plan or an Award Agreement is likely to involve complicated and difficult issues, and the Company and each Participant will agree to irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to the Plan or an Award Agreement, or the transactions and matters contemplated hereby or thereby.

Article 15
Arbitration Of Disputes

Any controversy arising out of or relating to the Plan or an Award Agreement shall be resolved by arbitration conducted pursuant to the arbitration rules of the American Arbitration Association. The arbitration shall be final and binding on the parties. The arbitration shall be conducted in the Commonwealth of Virginia.

Article 16
Section 409a and Section 457A Of The Code

The Plan is intended to comply with the requirements of Section 409A and Section 457A of the Code and the regulations and guidance thereunder (respectively, “Section 409A” and “Section 457A”), the provisions of the Plan shall be interpreted in a manner that satisfies such requirements, and the Plan shall be operated accordingly. If any provision of the Plan would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict. If an operational failure occurs with respect to the requirements of Section 409A and Section 457A, any affected Participant shall fully cooperate with the Company to correct the failure, to the extent possible, in accordance with any correction procedure established by the Internal Revenue Service. No provision of the Plan shall be interpreted to transfer any liability for a failure to comply with Section 409A or Section 457A from a Participant or any other Person to the Company.

Notwithstanding any provision of the Plan or any Award Agreement, if at the time of termination of a Participant’s employment or service with the Company he or she is a “specified employee” (as defined in Section 409A) and any payments upon such termination under the Plan or such Award Agreement are treated as deferred compensation subject to Section 409A, he or she will not be entitled to such payments until the earlier of (a) the date that is six months after such termination or (b) any earlier date that does not result in any additional tax or interest to such Participant under Section 409A. For purposes of Section 409A, any payment or settlement of an Award made under the Plan shall be designated as a “separate payment” within the meaning of Section 409A.